Exhibit 10.11

INDIA NON JUDICIAL Government of National Capital Territory of Delhi e-Stamp

Certificate No.	:	IN-DL87866362679574L
Certificate Issued Date	:	15-Nov-2013 01:43 PM
Account Reference	:	IMPACC (IV)/ dl843703/ DELHI/ DL-DLH
Unique Doc. Reference	:	SUBIN-DLDL84370373702298314564L
Purchased by	:	AZURE POWER INDIA PVT LTD
Description of Document	:	Article Others
Property Description	:	Not Applicable
Consideration Price (Rs.)	:	0
(Zero)
First Party	:	AZURE POWER INDIA PVT LTD
Second Party	:	SUNBER SINGH WADHWA
Stamp Duty Paid By	:	AZURE POWER INDIA PVT LTD
Stamp Duty Amount(Rs.)	:	100
(One Hundred only)

Please write or type below this line

LEASE DEED

LEASE PERIOD	:	5 YEARS
MONTHLY RENT	:	Rs. 12,07,500/- per month

THIS INDENTURE OF LEASE made at New Delhi on this 15th day of October 2013 between Mr. Sunbir Singh Wadhwa S/o Shri Harkanwal Singh Wadhwa and Mrs. Kulwinder Wadhwa 2W/o Mr. Sunbir Singh Wadhwa both are India Inhabitants, residing at [Address], (for the sake of convenience and brevity referred to as the LESSORS which expression shall, unless it be

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repugnant to the context or meaning thereof, me and include its successors and permitted assigns) of the ONE PART

M/s. AZURE POWER INDIA Pvt. Ltd., a Company registered in India under Companies Act, 1956, and having its registered office at 8, LSC, Pushp Vihar, New Delhi - 110062, acting through its Legal Counsel, Girish Narang, duty authorized by the Board of the Company (hereinafter for the sake of convenience and brevity referred to as the “LESSEE” which expression shall unless it be repugnant to the context or meaning thereof mean and include its successors and permitted assigns) of the OTHER PART:

AND

WHEREAS AS:

A. LESSORS HAVE REPRESENTED THAT

1.	They are owner and absolutely seized and possessed of and also otherwise well an sufficiently entitled to the Commercial building situated at No.8, Local Shopping Complex, Pushp Vihar Madangir, New Delhi 110 062 admeasuring approximately 8000 sq. ft. (Super Area) comprising of Basement, Ground Floor Mezzanine, 1 Floor, 2nd Floor & Terrace (hereinafter referred to as the “BUILDING”) as per ownership on joint and equal basis in the said building.

2.	They are fully entitled to lease the aforesaid portion of the BUILDING with furniture and fixtures on as is where is basis including all amenities i.e. Air conditioners, generator, electrical panels etc. thereof and deal with the same if any manner whatsoever.

3.	The LESSEE for the purpose of its business activities for running of its Corporate Office, is already occupying the said Building on Lease and is desirous to renew the Lease of the BUILDING viz. 8, Local Shopping Complex, Pushp Vihar Madangir, New Delhi having total area approximately 8000 sq. ft. area, hereinafter referred to as the “Demised Premises” for a period of 5 years along with the benefits as stipulated in para 4 below.

4.	The demised premises shall include the following ‘BENEFITS’

(i) The right to exclusive use of all the common passages, ways and open areas in around the Building including the roof rights.

(ii) The right to the put up/display LESSEE’S name board on the said Building’s prominent places.

(iii) Right to use amenities as provided herein.

B.	WHEREAS the LESSEE has offered a consolidated Monthly rent amounting to 12,07,500/ - (Rs. Twelve Lakhs Seven Thousand Five Hundred only) (plus applicable service tax) for the Demised Premises which the LESSOR has agreed upon. The LESSOR has now agreed to grant Lease of the Premises to the LESSEE on the stipulations terms and conditions recall hereunder.

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NOW THIS INDENTURE WITNESSETH AND IT IS HEREBY AGREED, UNDERSTOOD, CONFIRMED AND DECLARED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	That in pursuance of the aforesaid and in consideration of the rent reserved the covenants and conditions hereinafter contained and on the part of the LESSOR to be paid, performed and observed, the LESSOR doth hereby demise unto LESSEE, the Demised Premises to hold the same for a Period of Five Years commencing from 1st May 2013 till 30th April, 2018.

There shall be a LOCK-IN Period of initial 1 year wherein the LESSEE will not be able to vacate the Demised Premises. In case the LESSEE wants to vacate Demised Premises during the LOCK-IN Period, he may do so after payment of Rent balance for the remaining Period of this Lease Agreement.

The monthly rent will increase by 15% a period of Three Years further illustrated below:

•	Monthly Rent applicable from 01 May 2013 to 30th April 2016 – INR 12,07,500

•	Monthly Rent applicable from 01 May 2016 till 30th April 2018 – INR 13,88,625

Service Tax, as applicable on the monthly rent, will be paid separately by LESSEE to the LESSOR along with the monthly rental. The LESSEE will deduct tax at source from the said rental payment as per provisions of Income Tax Act. Corresponding TDS certificate will be made available to the LESSOR. The monthly Rent payable shall be joint and equal basis to the both the owners as ownership in the building. The monthly rent payable, in advance, to be paid before the 10th day of each succeeding month subject to the observance of

Before the expiry of the aforesaid Lease term, the LESSEE and LESSOR may agree to enter into a fresh Lease for a further period on mutually agreed terms. However any such continuation beyond the lock in period information of continuation by the either’ party will have to be given in writing six months before the expiry of the Lease. Incase if it is decided to further continue the agreement; the same shall be subject to a fresh negotiation mutually acceptable terms by both the parties.

2.	That the said Demised Premises belongs to Mr. Sunbir Singh Wadhwa and Mrs. Kulwinder Wadhwa each having 50% ownership rights respectively in the Demised Premises. Accordingly, as per the ownership rights between the joint owner conveyed to the LESSEE, the monthly rent payable for the demised premises be paid by the LESSEE by two separate cheques/ demand drafts drawn in favor of Mr. Sunbir Singh Wadhwa and Mrs. Kulwinder Wadhwa in ratio herein below mentioned :

i. Mr. Sunbir Singh Wadhwa	: 50%
ii. Mrs. Kulwinder Wadhwa	: 50%

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Such payment made in the proportion indicated above shall be in complete discharge of the LESSEE’s obligation to pay rent for occupation of the premised under this Agreement.

3.	The LESSOR shall provide Generator power back up of Demised Premises. LESSEE will be responsible for Annual Maintenance Contract and other recurring and maintenance costs for running of Generator.

4.	Subject, expressly to the prior permission of the LESSOR in writing the LESSEE may be allowed to sub-let and/ or otherwise transfer their rights hereunder or any portion or portions of the demised premises along with the rights granted unto the LESSEE hereunder to the Holding Company/ Subsidiary Company/ Group Company of the LESSEE. However, the terms and conditions herein above shall be binding on such sub-LESSEE / sand / or Transferee and the LESSEE herein shall intimate to LESSOR of such subletting and / or other transfer of rights along with the registered address /s of such sub LESSEE/ transferee and all such transferee / sub LESSEE shall have to execute deed of adherence. Furthermore, if such a Sub-LESSEE is executed, the LESSEE shall continue to be fully responsible for payment of the rent for entire Demised Premises and the LESSEE will have no right to vacate Demised premises as long as the sub LESSEE, if any, is in possession of any part or whole of the sub-leased premises. The LESSEE will be fully responsible getting the Demised Premises vacated and satisfactory handing over of possession of the Demised Premises from the Sub-LESSEE, if any, after the expiry/ termination / early determination of the Lease Period.

5.	The LESSEE for itself, its successors and assigns and to the extent that obligations may continue throughout the term hereby created, covenant with LESSOR as follows:-

(a)	to regularly pay to the LESSOR monthly rent payable to them as aforesaid at time and in the manner aforesaid;

(b)	It is agreed that LESSEE shall pay the electricity bills and the water bills as per consumption recorded in installed meters. The LESSEE shall always supply a copy to the LESSOR of the bills paid by it for the electricity and water charges upon demand.

(c)	to permit access to the Premises to the LESSOR or any authorized person or per deputed by the LESSOR during the term of demised Lease Period hereunder a reasonable hours, but after 48 hours notice in writing previously given by LESSOR, to do enter upon to the demised premises only for the purpose of view the state and condition and\or making any necessary repairs etc. thereof;

(d)	upon the expiry of the term hereby granted unless renewed as herein, provided, or early determination as hereinafter provided, to peaceably quietly yield up and deliver vacant possession of the demised premise good order as far as possible excepting reasonable wear and tear thereof;

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(e)	That the LESSEE shall at their own cost, charges and expenses carry out minor internal repairs and maintenance to the Demised and keep the Premises in good conditions;

(f)	to use the demised premises for the purpose of its own business and also for business of its associates / subsidiaries only and for no other purpose;

(g)	not to hold the LESSOR and / or the owners / tenants or occupiers of the units in the said Demised Premises responsible or liable for any loss or damage suffered by the LESSEE or its employees, servants, agents, its visitors on account of any theft, fire or other accidents caused to the Demised Premises or any part thereof save and except the loss or damage caused due to negligence of the LESSOR or his / her agents, servants and contractors;

(h)	not to do or permit to be done on the demised premises anything which is illegal, which may be or become a nuisance to the LESSOR or other occupants of building;

(i)	not to bring or store in the demised premises combustible or inflammable materials or any dangerous things as may imperil the safety to the said building or as may increase the premium of insurance of the said building or render void insurance thereon;

(j)	not to assign, sub-let, re-let, under-let, transfer or part with the demised premises or induct any third party / parties in the demised premises or part or portion thereof except after obtaining express permission in writing of LESSOR;

(k)	the LESSEE shall indemnify and keep indemnified the LESSOR against any claim, demand, suit, prosecution, proceedings, costs, charges, penalty impositions, levies or expenses to which the LESSOR may become subject reason of any neglect, omission, failure, refusal or default on the part (LESSEE.

6.	The LESSOR do hereby confirm, warrant, represent, declare and covenant with the LESSEE that:

(a)	The demised premises has been constructed as per plans duly approved by Municipal Authorities without making any deviations /alterations therefrom and LESSOR hereby indemnifies and shall always keep indemnified the LESSEE for the same

(b)	The demised premises have commercial use permission and the same can lawfully be used for running an office without any limitation including but limited to opening of an office.

(c)

The LESSOR has paid all the outgoings and other charges including maintenance charges, non-occupancy charges, water charges, electricity charges, Municipal rates, cesses, taxes, assessments, dues, duties, and all charges whatsoever payable in respect of the demised premises to all concern Government, Semi - government, local and public bodies and authorities up to the date execution of these presents and shall hereafter throughout the continuation of these presents

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and any renewal thereof continue to pay all such rents, assessments, dues, duties, cesses, taxes, charges, other outgoings, and any full increase thereof without demur to the respective authorities in respect of demised premises.

(d)	The LESSOR has not done or executed or omitted to do or execute any matter, deed, or thing and shall not to do or omit to do or execute any matter, deed or thing whereby or by reason whereof the LESSOR’s rights, interests and benefits in respect of the demised premises are prejudiced or adversely affected or extinguished in any manner whatsoever and that the present leas any renewal in respect thereof in respect of the demised premises grant thereunder shall become void or voidable or be affected in any manner cancelled or revoked on determined.

(e)	Save and except as stated herein, the demised premises is not the subject matter of any legal proceedings pending before any court, tribunal or quasi-judicial body or authorities as on the date of these presents.

(f)	The LESSOR agrees to keep indemnified and shall indemnify the LESSEE against suits, actions, and proceedings and all costs, charges, expenses, losses, liabilities, fines and penalties incurred or suffered by or caused to or level imposed on the LESSEE from and out of defect in title or actions, claims and proceedings relating to the title of the LESSOR to the demised premises.

(g)	The LESSOR shall have the rights to Sell/ Mortgage / Gift / Transfer / Assign rights of the Demised premises or part thereof without the affecting the LESSE rights in this agreement and on any such Sale / Mortgage / Gift / Transfer Assigning the rights of the Demised Premises. LESSOR shall inform the LESSEE the same in writing and upon such intimation from LESSOR the LESSEE shall pay the rents to the purchaser and LESSOR shall handover the retention money to purchaser. The Purchaser / Mortgagee / Giftee / Transferee / Assignee of demised premises and the LESSEE both will be bound by the terms of Lease and will agree to attorney to and abide by the terms and conditions of Lease. The Purchaser/ Mortgagee/ Giftee/ Transferee / Assignee of the demised premises shall agree to bear the liability of the non - interest bearing deposit given by the LESSEE to the LESSOR.

(h)	The LESSOR hereby further represents that he / she is the absolute owner of the said premises which is free from any charge or encumbrances and that apart LESSOR no one else has any right, title or interest in the said premises and that premises is not to subject to any acquisition, requisition, order of attachment other prohibitory order and further that he/ she is not aware of anything which in any manner limits, restricts or prevent the LESSOR from granting Lease to the LESSEE.

(i)

The LESSOR shall ensure that the exterior of the said Demised Premises, and entire sanitation system, drains, gutters and the external pipes are kept maintained in good order. With effect from the date of this Lease all minor and routine repair and maintenance of the common facilities and

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the Demised Premises shall be by the LESSEE, However, any substantial repairs / maintenance/ replacement shall be carried out by the LESSOR at its own costs.

(j)	The LESSOR shall provide the 35 KVA load to the entire BUILDING and Permit the LESSEE to get additional load required by the LESSEE sanctioned from the concerned authorities at LESSEE’s own cost and expenses.

(k)	The LESSOR agrees to carry out / bear the cost of any major repair / maintenance if necessary to the plumbing system of the premises arising out of normal wear tear. All minor repair / maintenance arising out of wear and tear shall be done by the LESSEE on his own cost.

(l)	The LESSOR shall at his / her own cost keep the demised premises adequately insured covering risks such as fire, flood, earthquake, storm, tempest, collision, riots, sabotage, etc. However the LESSEE at its own cost shall ensure furniture, fixtures, equipments etc. installed by the LESSEE in the demised premises.

(m)	The LESSOR shall ensure continuous and uninterrupted electricity supply to demised premises and other installation of other common areas, passage, compounds pertaining to the said Demised Premises except due to the power breakdown or shut down by the concerned authorities or any reasonable cause beyond the control of the LESSOR. All liabilities towards the repair & maintenance with the electricity department, liaison & correspondence with the author shall be carried out by the LESSOR only. The LESSEE has nothing to do in matter with the electricity departmental activities.

(n)	The LESSOR shall allow the LESSEE and / or its nominee and / or its assigns display its / their name Board / s on the said Demised Premises by the LESSEE in consultation with the LESSOR and also for the display of such Board / s at the entrance hall and above or near the main entrance of the Demised Premises and the Demised Premises PROVIDED HOWEVER the display of such name Board/s shall not in any way adversely affect the aesthetics of the Building or is against the prevailing regulations of the local bodies like MCD or any other relevant authority. Any financial liability of tax, or charge arising of display / installation of such Board/s, signage will be borne by the LESSEE.

(o)	The LESSOR shall indemnity and keep indemnified the LESSEE against any claim, demand, suit, prosecution, costs, charges, penalties, impositions, levies expenses to which the LESSEE may become subject to by reason of any negligence omission, failure, refusal or default on the part of the LESSOR. The LESSOR shall not be liable in any manner, whatsoever, for the illegal acts performed by LESSEE and LESSEE hereby agrees to keep the LESSOR harmless and indemnified against any such liability which may occur on account of illegal act by the LESSEE or by misuse of the Demised Premises.

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7.	During the continuance of the terms of the demise hereby granted, the LESSEE shall have the following rights:-

i.	In consultation and prior approval from the LESSOR, to carry out at their own cost further interior decoration work in the demised premises so as to suit requirements of the LESSEE by erecting, constructing and dismantling false ceiling internal electrifications for lighting, fans, power points, air - conditioning system of all types, cooling towers, cabling for telecoms, intercom and computer system, fire fighting and public address system, built - in storage systems including compactors, toilet facilities, kitchen and canteen facilities, channel music, office automation systems, diesel generator, etc. in accordance with Municipal regulations as may be applicable thereto and the LESSOR shall approve execution of documents as may be required to be submitted to the Municipal or other authorities in connection with such renovation at the expense of the LESSEE. LESSEE agrees that he shall not carry out any structural changes or changes in the external elevation of building without the prior written permission of the LESSOR.

ii.	Upon determination of the Lease hereunder, the LESSEE shall be absolutely entitled to remove / take away any movable items of furniture or fixtures added by LESSEE at its own expenses during the tenure of the Lease. No fixtures or other article will be removed which may cause damage to the status of premises at the end of the terms of the Lease or vacation of the Demised Premises.

8.	The LESSEE shall be entitled to allow its associates /subsidiaries /group companies to occupy and any portion of the demised premises. It is also specifically understood that termination or early determination of this Lease, the said associate/ subsidiaries shall, along with the LESSEE, also be liable to vacate the demised premises and hand over vacant and peaceful possession of the demised premises

9.	The LESSOR doth hereby further covenant with the LESSEE, that on the LESSEE paying rent hereby reserved and performing and observing all the covenants conditions on the part of the LESSEE hereinbefore contained the LESSEE shall peaceably hold and enjoy the demised premises for the said term hereby grant without any interruption from or by the LESSOR or any person or persons claim under the LESSOR in whatsoever manner.

10.	The Lease granted hereunder shall be governed by Section 108 of the Transfer Property Act 1882 save and except to the extent as modified and agreed between the LESSOR and the LESSEE as provided herein.

11.	The LESSEE shall bear all the costs towards the execution, stamping registration to this. However each Party shall bear and pay the professional fee their respective Legal Advisers and Architects. This Lease has been executed in duplicate. LESSOR shall retain the registered Lease deed and copy shall be retained by the LESSEE.

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12.	In case said Demised Premises or any part thereof shall at any time during term hereby created be destroyed or damaged by fire, act of God, riot civil commotion, enemy action and such like damage not within the control of LESSEE so as to be wholly or partially unfit for the use of the LESSEE, rent hereby reserved or proportionate part thereof according to the damage sustained shall cease to be payable from the time of such destruction or damage until the said demised premises shall be reinstated. The LESSOR shall upon: reinstatement be bound to put the LESSEE in possession of the demised premises and the period of the Lease shall be extended by such time as the said demise premises were in disuse by the LESSEE due to damage as above.

13.	On the expiry and non - renewal of this Lease the LESSEE shall hand over to LESSOR quiet, vacant and peaceful possession of the said demised premises.

14.	For the effective implementation of this Indenture of Lease, the LESSEE has agree to retain with the LESSORS, a sum of Rs. 63,00,000/- (Rupees Sixty Three Lacs Only) as interest free retention money on condition that such sum shall not be adjusted on any account by the LESSOR towards any rental, service or hire charges as may be due from the LESSEE under this Indenture of Lease during the period of Lease. However termination or expiry of the Lease period, whichever is earlier, LESSOR, after making the due adjustments if any, shall return to the LESSEE the afore retention money.

15.	The LESSEE has already paid to the LESSOR retention money of Rs.63,00,000/ - (Rupees Sixty Three Lacs Only) (the amount hereinafter referred to as “Retention Money”) the receipt of which has been acknowledged by the LESSOR.

16.	On the expiry of the Lease as herein contained or sooner determination termination of this Lease, the LESSEE shall handover the possession of Demised Premises back to the LESSOR by handing over the keys and satisfactory possession of the Demised Premises in the hands of the LESSOR and LESSOR shall refund to the LESSEE of the said Retention Money subject to provisions hereinafter contained.

17.	On the expiry of the Lease or sooner determination / termination of this Lease, if the LESSEE fails to handover the satisfactory possession of the demised premise the LESSOR, the LESSOR shall not be required to return of the Retention Money if the demised premises is unsatisfactorily handed over to the LESSOR and the LESSEE will have to pay to the LESSOR an amount corresponding to double the monthly rental being last paid by the LESSEE (to be calculated pro-rata basis for such non-vacation (unsatisfactory) handing over of the Demised Premises to the LESSOR after the completion /termination/ determination of the agreed Lease period. The right of the LESSOR to retain the Retention Money to be without prejudice to the right of the LESSOR to take any other legal action under these presents or under this Indenture of Lease.

18.	It is further agreed by and between the Parties hereto that incase of failure on the part of the LESSOR, to refund the said Retention Money, then, without prejudice to the other rights of the

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LESSEE in such case, the LESSOR shall be liable to pay interest @ 1% per annum, on the amount of Retention Money until the amount is repaid to the LESSEE. However in such an event the LESSEE shall hand over the Demised Premises back to the LESSOR or in alternate will be entitle to continue to occupy the Demised Premises along with all facilities and amenities provided by the LESSOR to the LESSEE under this Indenture of Lease without payment of any rent, additional deposit or any other charge whatsoever, under this Indenture of Lease, till the amount of Retention money is returned / refunded to the LESSEE.

19.	In the event the LESSOR, at any time during the period of this Indenture of Lease, sell and / or transfers its rights in the demised premises as a whole or any part or parts thereof to any other person or persons, then in that event, LESSOR shall notify the same to LESSEE in writing. The LESSOR shall in such case ensure that the prospective new owner of the Demised Premises shall confirm to the satisfaction of the LESSEE that the terms herein agreed to and this Indenture of Lease shall be binding on the said new owner and the said new owner will acknowledge the receipt of the Retention Money from the LESSOR.

20.	Any. notice / Letter required to be served by one party to another in pursuance this Lease Deed shall be served upon the other, in writing, at the respective address as mentioned herein below;

(i) In case of LESSEE:

Azure Power India Private Limited

8, LSC Pushp Vihar, Madangir

New Delhi - 110062

Attention: CEO / Managing Director

(ii) In case of LESSOR:

Shri Sunbir Singh Wadhwa

[Address]

21.	All disputes, differences and question of any nature which at any time arise between the parties to this Agreement or their respective representatives and assigns or any of them out of construction or concerning anything contained in or arising out of this agreement or as to the rights, duties or liabilities under this lease of the parties to it hereto regarding the construction or interpretation of the terms or conditions herein contained or determination of any liability shall be subject to the exclusive jurisdiction of the courts at New Delhi only.

i.	Any dispute, controversy or claim arising out of or relating to this Agreement or breach, termination or invalidity thereof, shall be settled by arbitrator accordance with the Arbitration and Conciliation Act 1996.

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ii.	The arbitration tribunal shall be composed of one arbitrator to be appointed each by the LESSEE and the LESSOR and in case of any disagreement between the arbitrators; both the arbitrator shall nominate and appoint another arbitrator as Umpire.

iii.	The place of arbitration shall be at New Delhi and any award made whether interim or final, shall be deemed for all the purposes between the Parties shall be made, in New Delhi.

iv.	The arbitration proceedings shall be conducted in the English language and any award or awards shall be rendered in English. The procedural law of the arbitration shall be Indian Law.

v.	The award of the arbitration shall be final and conclusive and binding upon both the parties.

vi.	Each party shall bear the expenses of the arbitrator appointed by, and all other expenses related to the third arbitrator as Umpire and its expenses if any, shall be shared by both the parties equally.

IN WITNESS WHEREOF the LESSOR has set his / her hands to these presents a duplicate thereof and the LESSEE have caused the same to be executed i manner appearing hereinafter, the day and year first hereinabove written.

SIGNED, SEALED, CONFIRMED AND DELIVERED

By the within named LESSOR

/s/ Sunbir Singh Wadhwa
Mr. Sunbir Singh Wadhwa

and

/s/ Kulwinder Wadha
Mrs. Kulwinder Wadha

By the within named LESSEE
For Azure Power India Pvt. Ltd.

/s/ Surendra Kumar Gupta
Surendra Kumar Gupta
CFO

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